Exhibit 99.1

FOR IMMEDIATE RELEASE

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES TO REPORT
2011 SECOND QUARTER FINANCIAL RESULTS AND
CONDUCT CONFERENCE CALL ON TUESDAY, FEBRUARY 22ND

PINGDINGSHAN, China – February 17, 2011 - SinoCoking Coal and Coke Chemical Industries, Inc. (Nasdaq:SCOK) (the "Company" or "SinoCoking"), a vertically-integrated coal and coke processor, today announced that it will issue its financial results for the second quarter and six month period ended December 31, 2010 on Tuesday, February 22, 2011 prior to the opening of the stock market.

SinoCoking’s Chairman and CEO, Mr. Jianhua LV and CFO, Mr. Sam Wu will host a conference call at 8:00 am ET that day to discuss these results as well as recent corporate developments.  After opening remarks, there will be a question and answer period.

Interested parties may participate in the call by dialing: (201) 689-8354.  Please call in 10 minutes before the conference is scheduled to begin and ask for the SinoCoking call.  After opening remarks, there will be a question and answer period.  Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to lcati@equityny.com.

The conference call will also be broadcast live over the Internet.  To listen to the webcast, please go to http://www.investorcalendar.com/IC/CEPage.asp?ID=163545 at least 15 minutes early to register, and download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Internet Explorer as their web browser.

About SinoCoking

SinoCoking and Coke Chemical Industries, Inc., a Florida corporation, is a vertically-integrated coal and coke processor that uses coal from both its own mines and that of third-party mines to produce basic and value-added coal products for steel manufacturers, power generators, and various industrial users. SinoCoking currently has mining rights and capacity to extract 300,000 metric tons of coal per year from its own mines located in the Henan Province in central China. SinoCoking has been producing metallurgical coke since 2002, and acts as a key supplier to regional steel producers in central China. SinoCoking also produces and supplies thermal coal to its customers in central China. SinoCoking owns its assets and conducts its operations through its subsidiaries, Top Favour Limited, a British Virgin Islands holding company, Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd., Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd., Baofeng Coking Factory, Baofeng Hongchang Coal Co., Ltd. and Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd.

For further information about SinoCoking, please refer to our periodic reports filed with the Securities and Exchange Commission.

Contact:
SinoCoking	Investor Relations Counsel:
Sam Wu	The Equity Group Inc.
Chief Financial Officer	Lena Cati / lcati@equityny.com / (212) 836-9611
+ 86-375-2882-999	Linda Latman / llatman@equityny.com / (212) 836-9609
wuzan@vip.sina.com	www.theequitygroup.com

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